Exhibit (h)(76)

SCHEDULE A to the

FIDELITY FREEDOM INDEX FUNDS EXPENSE CONTRACT

Fund	Investor Class Annualized Rate (bp) Effective Date – June 1, 2019	Institutional Premium Class Annualized Rate (bp) Effective Date – June 1, 2019	Premier Class Annualized Rate (bp) Effective Date – June 1, 2024	Premier Class II Annualized Rate (bp) Effective Date – May 16, 2024
Fidelity Freedom Index Income Fund	12	8	5	4
Fidelity Freedom Index 2005 Fund	12	8	5	N/A
Fidelity Freedom Index 2010 Fund	12	8	5	4
Fidelity Freedom Index 2015 Fund	12	8	5	4
Fidelity Freedom Index 2020 Fund	12	8	5	4
Fidelity Freedom Index 2025 Fund	12	8	5	4
Fidelity Freedom Index 2030 Fund	12	8	5	4
Fidelity Freedom Index 2035 Fund	12	8	5	4
Fidelity Freedom Index 2040 Fund	12	8	5	4
Fidelity Freedom Index 2045 Fund	12	8	5	4
Fidelity Freedom Index 2050 Fund	12	8	5	4
Fidelity Freedom Index 2055 Fund	12	8	5	4
Fidelity Freedom Index 2060 Fund	12	8	5	4
Fidelity Freedom Index 2065 Fund	12	8	5	4
Fidelity Freedom Index 2070 Fund	12*	8*	5	4

*Effective Date – March 7, 2024

FIDELITY ABERDEEN STREET TRUST
on behalf of each Fidelity Freedom Index Fund

By	/s/ Laura M. Del Prato
Laura M. Del Prato President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/ Christopher J. Rimmer
Christopher J. Rimmer Treasurer